Exhibit 99.1

GigCapital9 Corp. Announces Pricing of $220,000,000 Initial Public Offering

Palo Alto, CA. – January 26, 2026 – GigCapital9 Corp. (NASDAQ: GIXXU) (the “Company”), a Cayman Islands exempted company, the ninth special purpose acquisition (“PPE”) company launched by GigCapital Global, announced today that it priced its initial public offering of 22,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “GIXXU” beginning on January 27, 2026. Each unit consists of one (1) Class A ordinary share and one (1) right to receive one-fifth (1/5) of one Class A ordinary share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the symbols “GIX” and “GIXXR”, respectively.

D. Boral Capital LLC is acting as sole book-running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,300,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on January 28, 2026, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 23, 2026. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from D. Boral Capital LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GigCapital9 Corp.

GigCapital9 Corp. is a Private-to-Public Equity (PPE)™ company, also known as a special purpose acquisition company (SPAC), with a Mentor-Investor™ methodology and a mission to partner with a high technology differentiating company to forge a successful path to the public markets through a business combination. GigCapital9 Corp. aims to partner with an innovative company with exceptional leaders in order to create an industry-leading partnership that will be successful for years to come.

Private-to-Public Equity (PPE)™ and “Mentor-Investor™ are trademarks of GigManagement, LLC, a member entity of GigCapital Global and affiliate of GigCapital9 Corp., used pursuant to agreement.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Christine M. Marshall

Chief Financial Officer

christine@gigcapitalglobal.com

(650)276-4040